Exhibit 99.2

Investor Contact: Leigh Parrish
Financial Dynamics
212-850-5651
lparrish@fd-us.com

Media Contact: Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com

Enesco Group, Inc. and Jim Shore Renew Relationship
Strategic Alliance Ends Litigation with Jim Shore

Itasca, Ill.—January 30, 2006—Enesco Group, Inc., a leader in the giftware, and home and garden décor industries, and Jim Shore Designs, Inc. are proud to announce that the Company and designer Jim Shore are embarking on a renewed relationship, following a six-month legal dispute regarding the licensing of Jim Shore products. Enesco and Jim Shore Designs entered into a settlement agreement to dismiss with prejudice their claims against each other.

Under the terms of a new strategic alliance agreement entered into today, Jim Shore Designs reaffirms and strengthens its commitment to Enesco, which, among other things, continues the relationship between Enesco and Jim Shore Designs three years from the Effective Date, November 23, 2005, through November 22, 2008, and through November 22, 2011 unless either party chooses not to renew. The strategic alliance agreement focuses on key gift and seasonal categories that have been very successful for Enesco and Jim Shore Designs. Certain key terms are discussed later in the release.

“I could not be more pleased to renew my partnership with the Company that has helped me bring my artwork to millions of Americans and that is whole-heartedly devoted to my designs and the Jim Shore brand,” said Jim Shore. “Ultimately, Enesco is the Company I want to produce my work. Enesco not only does a good job of protecting its products, lines and brands, but also is dedicated to the task of becoming the industry’s best at serving its customers.”

“Everyone at Enesco – our employees, our sales force, the management team and the Board of Directors — is thrilled to have a strengthened relationship with Jim Shore,” added Cynthia Passmore, president and CEO of Enesco. “The strategic alliance is consistent with Enesco’s decision to focus on four core gift categories and core channels. I’m happy we now can put past misunderstandings behind us and move forward with growing the Jim Shore line during the coming years. We are very happy to have Jim as part of the Enesco family and look forward to many more years together.”

During the month of January 2006, Enesco launched approximately 60 new products designed by Jim Shore at its showrooms across the country.

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Certain key terms of the strategic alliance agreement are discussed, as follows:

•	Enesco will maintain exclusive rights to the use of Jim Shore artwork with respect to holiday ornaments, figurines, statuary and figural groupings with limitations defined in the agreement.

•	The Company also will have non-exclusive rights to use artwork and trademarks of Jim Shore Designs with respect to certain theme groupings. Other non-exclusive product categories may be added, subject to approval from Jim Shore Designs.

•	Enesco will be the exclusive licensee of the Heartwood Creek and Life of a Nation trademarks. Jim Shore Designs will continue to be the sole owner of its artwork and also will own other artwork under certain circumstances.

•	The licensed products will be distributed under the strategic alliance agreement through channels of trade approved by Jim Shore Designs, which include the Company’s current customers, but ultimately will exclude retailers that deeply discount retail prices on the licensed products.

•	Under the agreement, all royalties payable by Enesco through 2005 will be paid on February 3, 2006. The royalty rate payable to Jim Shore Designs has been increased under the new agreement retroactive to November 23, 2005.

•	The Company agrees to adhere to strict quality standards for the production of licensed product and to use agreed-upon manufacturing facilities. Enesco has agreed to specific termination provisions in the event of breach of four critical material obligations in any rolling 12-month period, even if Enesco later cures those breaches.

•	Jim Shore Designs may terminate the strategic alliance agreement in the event the Company experiences a change in control, including, but not limited to, a change in the President/CEO of Enesco where Jim Shore Designs is not satisfied with subsequent leadership.

About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 30,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. The Company’s product lines include some of the world’s most recognizable brands, including Border Fine Arts, Bratz, Circle of Love, Foundations, Halcyon Days, Jim Shore Designs, Lilliput Lane, Nickelodeon, Pooh & Friends, Walt Disney Classics Collection, and Walt Disney Company, among others. Further information is available on the Company’s web site at www.enesco.com.

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This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: the Company’s success in implementing its comprehensive plan for operating improvement and achieving its goals for cost savings and market share increases; the Company’s success in developing new products and consumer reaction to the Company’s new products; the Company’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Disney and Jim Shore Designs licenses; the Company’s ability to grow revenues in mass and niche market channels; the Company’s ability to comply with covenants contained in its credit facility; the Company’s ability to obtain a new global senior credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

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